Exhibit 21.1
Subsidiaries of the Registrant

Subsidiary	Jurisdiction of incorporation
Athene Life Re Ltd.	Bermuda
Athene Life Re International Ltd.	Bermuda
Athene USA Corporation	Iowa
Athene Annuity Re Ltd.	Bermuda
Athene HD Investor, L.P.	Cayman Islands
Athene Employee Services, LLC	Iowa
Athene London Assignment Corporation	Delaware
Athene Assignment Corporation	Delaware
A-A Onshore Fund, LLC	Delaware
Apollo Asia Real Estate AAC Fund, L.P.	Delaware
Athene Noctua, LLC	Delaware
Athene Annuity & Life Assurance Company	Delaware
ACM Trademarks, L.L.C	Iowa
ARPH (Headquarters Building), LLC	Iowa
Athene Annuity and Life Company	Iowa
P.L. Assigned Services, Inc.	New York
Athene Annuity & Life Assurance Company of New York	New York
Structured Annuity Reinsurance Company	Iowa
Athene Securities, LLC	Iowa
Centralife Annuities Service, Inc.	Arizona
Athene Re USA IV, Inc.	Vermont
Athene Life Insurance Company of New York	New York
AADE RML, LLC	Iowa
AAIA RML, LLC	Iowa
AAIA RML 3526 Massey Ford, LLC	Iowa
Athene Bermuda Employee Company Ltd.	Bermuda
Athene IP Holding Ltd.	Bermuda
Athene IP Development Limited	United Kingdom
Athene North Employment Service Corporation	Canada
Athene Co-Invest Reinsurance Affiliate 1A Ltd.	Bermuda
Athene Co-Invest Reinsurance Affiliate 1B Ltd.	Bermuda
Athene Co-Invest Reinsurance Affiliate LP	Delaware
Athene Co-Invest Reinsurance Affiliate International Ltd.	Bermuda
Athene Risk Aggregator, LLC	Delaware
Athene AOG Holding I Ltd.	Bermuda
Athene AOG Holding II LLC	Bermuda
ADIP (Athene) Carry Plan, L.P.	Bermuda
AA Pencil Offshore Holdings, L.P.	Cayman Islands
Athene Re Services, LLC	New York
Rosencrantz Depositor, LLC	Delaware
NNN AGP Opportunities GP, LLC	Delaware
AARE Structured Holdings, LLC	Delaware